EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
United Industrial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-57065 and 333-135707) on Form S-8 and (No. 333-120402) on Form S-3 of United Industrial Corporation of our reports dated March 16, 2007 with respect to the consolidated balance sheets of United Industrial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of United Industrial Corporation. As discussed in Note 8 to the consolidated financial statements, effective January 1, 2006, the company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.  As discussed in Note 12 to the consolidated financial statements, effective December 31, 2006, the company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB No. 87, 88, 106 and 132(R).

/s/ KPMG LLP

McLean, Virginia
March 16, 2007